Exhibit 99.1

The First Bancorp Declares Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – December 18, 2008 – The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 19.5 cents per share. This fourth-quarter dividend, which is payable January 30, 2009, to shareholders of record as of January 5, 2009, represents an increase of 8.33% or 1.5 cents per share over the fourth-quarter dividend declared in 2007 of 18.0 cents per share and is equal to the 19.5 cents per share declared in the previous quarter.

“I am pleased to announce that our Board of Directors voted to maintain the dividend at the same level as the prior quarter,” stated Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “In these challenging economic times, capital management has become increasingly important for all banks, and thus the Board felt it is prudent to remain at a quarterly dividend of 19.5 cents per share for the time being. In future quarters, the Board of Directors will evaluate dividend declarations based on the Company meeting requirements to be considered ‘well-capitalized’ by banking regulators and our anticipated level of future growth and capital needs.

“The quarterly dividend of 19.5 cents per share translates into an annual dividend of 78.0 cents per share, and based on today’s closing price of $18.15 per share, this results in a current dividend yield of 4.30% annually,” President Daigneault continued. “This is extremely attractive given the dramatic drop in rates recently. It also compares well to the broader market, as represented by the S&P 500 with a current dividend yield of 3.25%, as well as the Russell 2000 Index, which we are included in, with a current dividend yield of 2.52%.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, the First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.